PROMISSORY NOTE

$200,000.00	New York, New York
January 31, 2008

WHEREAS, effective as of May 10, 2005, ForgeHouse LLC, a Georgia limited liability company (“ForgeHouse”), executed its Promissory Note in favor of Arngrove Group Holdings Ltd., a company organized under the laws of England (the “Arngrove”), and effective as of June 19, 2006, ForgeHouse executed its letter agreement in favor of After All Limited, a company organized under the laws of England (“Holder”) (said Promissory Note and letter agreement, collectively the “Original Promissory Note”);

WHEREAS, Arngrove has agreed to accept a promissory note from ForgeHouse and Publico (defined below), as co-makers, concurrently with and identical to this Promissory Note but for the principal payment amount (“Tandem Note”);

WHEREAS, Holder and Arngrove are affiliated parties;

WHEREAS, as of the date hereof, ForgeHouse has entered into a transaction (the “Transaction”) with ForgeHouse, Inc., a Nevada corporation (“Publico”), as a result of which ForgeHouse has become a wholly-owned subsidiary of Publico;

WHEREAS, in connection with the Transaction, ForgeHouse and Publico requested that the Holder and Arngrove provide certain financial accommodations;

WHEREAS, in connection with such financial accommodations, the Holder and Arngrove have agreed that Arngrove shall receive the sum of $240,000.00 and Holder shall receive nothing, in full satisfaction of all of ForgeHouse’s non-principal obligations to each of Arngrove and Holder through and including the date hereof under the Original Promissory Note;

WHEREAS, in connection with such financial accommodations and to facilitate the Transaction, Arngrove has agreed to release all of its rights in the Collateral, as that term is defined in that certain Security Agreement of ForgeHouse in favor of the Arngrove, dated as of May 10, 2005, and in that certain Trademark Security Agreement of ForgeHouse in favor of Arngrove, dated as of May 10, 2005;

WHEREAS, in connection with such financial accommodations, the release of such security interests and to facilitate the Transaction, Holder has agreed to subordinate its interests in this Promissory Note, and Arngrove has agreed to subordinate its interests in the Tandem Note, to the rights, privileges, and preferences of the Preferred Stock Holders, as that term is defined in that certain Subordination and Intercreditor Agreement of even date herewith, by and among Holder, Arngrove, Publico, and ForgeHouse (“Subordination Agreement”);

WHEREAS, in connection with such financial accommodations and the release of such security interests and to facilitate the Transaction, the Holder has agreed to cancel its interests in the Original Promissory Note and to accept this Promissory Note in exchange therefor as the sole memorialization of the amended-in-full, restated-in-full, and superseded-in-full obligations of ForgeHouse to the Holder relating to ForgeHouse’s obligations under the Original Promissory Note;

WHEREAS, in connection with such financial accommodations and the release of such security interests and to facilitate the Transaction, Arngrove has agreed to cancel its interest in the Original Promissory Note and to accept the Tandem Note in exchange therefor as the sole memorialization of the amended-in-full, restated-in-full, and superseded-in-full obligations of ForgeHouse to Arngrove relating to ForgeHouse’s obligations under the Original Promissory Note;

WHEREAS, in connection with such financial accommodations, the release of such security interests and the cancellation of the Original Promissory Note and the substitution of this Promissory Note and the Tandem Note, and to facilitate the Transaction, Publico has agreed to become a joint maker hereunder;

NOW, THEREFORE, in consideration of these presents and for such other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, ForgeHouse and Publico (collectively, the “Makers”) hereby promise to pay to the order of the Holder, in lawful money of the United States of America, the sum of $200,000.00, together with accrued and unpaid interest thereon, at the rate of six percent (6%) simple interest per annum from the date of this Promissory Note until maturity, and at the rate of eight percent (8%) simple interest per annum after maturity, said principal and interest to be due and payable as stated below.

Equal payments of principal in the amount of $40,000.00 shall be due and payable commencing on the thirty-first (31st) day of December, 2008, and continuing on the last day of each and every June and December thereafter through and including December 2010. On December 31, 2010, all unpaid principal, plus accrued and unpaid interest, shall be due and payable in full. If any interest is determined to be in excess of the then legal maximum rate, then that portion of each interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of the obligations evidenced by this Promissory Note.

This Promissory Note may be prepaid in whole or in part at any time, or from time to time, without premium or penalty and without prior notice to or consent by the Holder. This Promissory Note must be prepaid in whole or in part upon the closing of any equity or debt1 financing of Publico (subsequent to the date hereof), excluding trade debt or the refinancing of any debt outstanding on or about the date hereof taken out in the name of Publico and/or ForgeHouse, which prepayment(s) shall be an amount equivalent to twenty percent (20%) of the net funding received by Publico or ForgeHouse from said equity or debt financing. Any amount prepaid by Makers shall be first applied to the then outstanding principal balance of the Loan and second to any interest accrued thereon. Amounts prepaid may not be re-borrowed.

Upon the occurrence of an Event of Default, the Holder may make all sums of principal, interest, and other fees then remaining unpaid hereunder immediately due and payable. The occurrence with respect to the Makers of any of the following events is an “Event of Default”:

1.	The Makers fail to pay when due any principal, interest, or other fees hereunder in accordance herewith.

2.	The Makers breach any covenant or any other term or condition of this Promissory Note in any material respect.

3.
The Makers shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business or such a receiver or trustee shall otherwise be appointed.

4.
The Makers or any of their members shall materially default under any bond, debenture, note or other evidence of indebtedness for money borrowed, under any guarantee or under any mortgage, or indenture pursuant to which there shall be issued or by which there shall be secured or evidenced any indebtedness for money borrowed by the Makers or any of their respective subsidiaries, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in indebtedness of at least $100,000 becoming due and payable prior to the date on which it would otherwise become due and payable and shall not have been cured by the Makers or waived by the lender;

1 The term “debt financing” shall not include any debt financing in an amount equal to or less than the principal and all accrued and unpaid interest paid by either of the obligors hereunder to North Atlanta Bank as of the date hereof, in respect of the obligation of GS Security Group, LLC, dated August 19, 2002, as informally assumed by ForgeHouse thereafter.

5.
Any money judgment, writ, or similar final process shall be entered or filed against the Makers or any of its property or other assets for more than $100,000, and shall remain unvacated, unbonded, or unstayed for a period of forty-five (45) days.

6.	Bankruptcy, insolvency, reorganization, or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by the Makers.

7.
Bankruptcy, insolvency, reorganization, or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted against the Makers, and shall remain undismissed for a period of forty-five (45) days.

Notwithstanding the foregoing to the contrary, for 1, 2, and 4 above, Holder shall give Maker five (5) days prior written notice and opportunity to cure such Default; provided, however, if such Default is not cured within said five (5) day period, there shall exist an Event of Default hereunder.

The Makers hereby waive presentment, demand, notice of dishonor, protest, notice of protest, and all other demands, protests, and notices in connection with the execution, delivery, performance, collection, and enforcement of this Promissory Note. If default is made in the payment of this Promissory Note, the Makers shall pay to the Holder reasonable costs of collection, including reasonable attorney’s fees. The remedies under this Promissory Note shall be cumulative.

All notices and other communications required or permitted hereunder shall be in writing and shall be sent by express mail or other form of rapid communications, if possible, and if not then such notice or communication shall be mailed by first-class mail, postage prepaid, addressed in each case to the party entitled thereto at the following addresses: (a) if to the Makers, to Publico and ForgeHouse LLC, 305 Antler Way, Alpharetta, Georgia 30005, Attention: John A. Britchford-Steel, with a copy (which shall not constitute notice) c/o Bryan Cave LLP, 1900 Main Street, Suite 700, Irvine, CA 92614, Attention: Randolf W. Katz, and (b) if to the Holder, to After All Limited, Palatine House, Senate Suite, Belmont Business Park, Durham DH1 1YW, United Kingdom, Attention: ______________, or at such other address as one party may furnish to the other in writing. Notice shall be deemed effective on the date dispatched if by personal delivery, seven days after mailing if by express mail, or ten days after mailing if by first-class mail. Notice shall conclusively be deemed to have been given when received.

This Promissory Note is being delivered in, is intended to be performed in, shall be construed and interpreted in accordance with, and be governed by the internal laws of, the State of New York, without regard to principles of conflict of laws. Any judicial proceeding brought by or against the Makers with respect to this Promissory Note shall be brought in any state court of New York or any federal court sitting in the State of New York, and, by execution and delivery of this Promissory Note, and by acceptance hereof, each of the Makers and the Holder accepts for itself and in connection with its properties, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Promissory Note. Each of the Makers and the Holder hereby waives any claim or defense that any such forum is not convenient or proper.

This Promissory Note is one of a series of promissory notes, identical but for the principal and payment amounts, entered into by Makers. This Promissory Note may only be amended, modified, superseded, or terminated by an agreement in writing signed by the party to be charged. This Promissory Note shall not be transferred or assigned by Holder without: (1) the express written consent of the Makers, and (2) the transferee or assignee of Holder becoming a party to the Subordination Agreement, thereby subordinating its interest in this Promissory Note to the rights, privileges, and preferences of the Preferred Stock Holders. If Makers consent to any such transfer or, if notwithstanding the foregoing, such a transfer occurs, then the provisions of this Promissory Note shall be binding upon any successor to the transferring Holder and shall inure to the benefit of and be extended to any holder hereof. This Promissory Note shall be binding upon the successors and assigns of each of the Makers and inure to the benefit of the Holder and its successors, endorsees, and assigns.

THIS PROMISSORY NOTE IS SUBORDINATED TO THE RIGHTS, PRIVILEGES, AND PREFERENCES OF THE HOLDERS OF THE MAKERS’ SERIES A PREFERRED STOCK AND MAY BE ENFORCED ONLY IN ACCORDANCE WITH THAT CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT OF EVEN DATE HEREWITH AMONG THE HOLDER OF THIS PROMISSORY NOTE, AND OTHER SIMILARLY SITUATED PERSONS OR ENTITIES AND THE MAKERS HEREOF.

[Signatures on following page.]

MAKERS

FORGEHOUSE LLC, a Georgia limited liability company

By: ForgeHouse, Inc. a Nevada corporation, its manager

By: /s/ Alexander Man-Kit Ngan
Alexander Man-Kit Ngan, its Assistant Secretary

ForgeHouse, Inc., a Nevada corporation

By: /s/ Alexander Man-Kit Ngan Alexander Man-Kit Ngan, its Assistant Secretary